Exhibit 23.1

PKF Accountants & business advisers

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation on Form S-1/A of China BCT Pharmacy Group, Inc. (the "Company') dated January 24, 2011 of our report dated March 31, 2010 relating to the consolidated financial statements of the Company for each of the two years in the period ended December 31, 2009 (which express an unqualified opinion).

Certified Public Accountants
Hong Kong, China
January 24, 2011

Tel 852 2806 3822 1 Fax 852 2806 3712
E-mail info@pkf-hk.com I www.pkf-hk.com
PKF 1 26/F, Citicorp Centre I 18 Whitfield Road I Causeway Bay 1 Hong Kong

PKF Hong Kong is a member firm of the PKF International Limited network of legally independent firms and does not accept any responsibility or liability for the actions or inactions on the part of any other individual member firm or firms.